                                                     Exhibit 4(f)

        CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
              OF DELAYED CONVERTIBLE PREFERRED STOCK
                                OF
                        H & R BLOCK, INC.

         Pursuant to the provisions of Section 351.180.7 of The
General and Business Corporation Law of Missouri, the undersigned, Thomas M. Bloch, President, and James H. Ingraham,
Secretary, of H & R Block, Inc., a Missouri corporation, hereby certifies as follows:

         FIRST: Pursuant to the authority conferred upon the Board of Directors in Article Three of the Amended and Restated Articles of Incorporation of this Corporation, the Corporation is authorized to issue 6,000,000 shares of Preferred Stock, without par value (the "Preferred Stock"), in series, and the Board of Directors of the Corporation is expressly authorized to fix, to the extent permitted by the laws of the State of Missouri and such Article Three, the powers, designations, preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations and restrictions thereof.

         SECOND: The Board of Directors of the Corporation on July 14, 1988, created a series of Six Hundred Thousand (600,000) shares of voting Preferred Stock designated as Participating Preferred Stock. The number of shares of Preferred Stock authorized and unissued immediately prior to the adoption of the following resolution is 6,000,000.

         THIRD: The Board of Directors of this Corporation on March 8, 1995, adopted the following resolution creating a series of Five Hundred Thousand (500,000) shares of non-voting Preferred Stock designated as "Delayed Convertible Preferred Stock", and fixing the powers, designations, preferences and relative, participating, optional and other special rights of the "Delayed Convertible Preferred Stock", and the qualifications, limitations and restrictions thereof:

         "RESOLVED, Pursuant to Article Three of the Amended and Restated Articles of Incorporation of this Corporation, the Board of Directors hereby provides for and authorizes the issuance of a series of Preferred Stock to consist of Five Hundred Thousand (500,000) shares and to be designated as "Delayed Convertible Preferred Stock", and hereby fixes the powers, designation, preferences and relative, participating, optional and other special rights of the "Delayed Convertible Preferred Stock", and the qualifications, limitations and restrictions thereof, as follows:

          1. DESIGNATION AND AMOUNT. There shall be a series of non-voting Preferred Stock, the designation of which shall be Delayed Convertible Preferred Stock
     (the "Delayed Convertible Preferred Stock"), without par value, and the number of authorized shares constituting such series shall be 500,000. Each share of Delayed Convertible Preferred Stock shall rank equally in all respects.

          2.  VOTING RIGHTS.  The holders of Delayed
     Convertible Preferred Stock shall have no voting power whatsoever, and no holder of Delayed Convertible
     Preferred Stock shall vote on or otherwise participate in any proceedings in which actions shall be taken by the Corporation or the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the shareholders.

          3.  DIVIDENDS.  The holders of Delayed Convertible
     Preferred Stock shall not be entitled to receive any dividends payable in cash, property or securities.

          4.  LIMITATION OF TRANSFERABILITY.  Any shares of
     Delayed Convertible Preferred Stock issued hereunder shall not be transferred, assigned, pledged, or hypothecated in any way by the holders of such shares except upon death by will or the laws of descent and distribution, provided, however, that the Corporation shall have the right to repurchase any such shares in the event that the holder thereof shall cease to be employed by the Corporation or any of the Corporation's affiliates for certain reasons (not including death, disability or termination by the Corporation or any of the Corporation's affiliates without cause) prior to the Convertibility Date, as provided in the Stock Purchase Agreement executed in connection with the Merger (as such terms are defined in the Agreement and Plan of Merger dated March 10, 1995 by and among the Corporation, CompuServe
     Incorporated, SI Acquisition Corp., SPRY, Inc. and
     David Pool, such agreement, the "Merger Agreement").

          5.  CONVERSION PRIVILEGE.  The holders of the
     Delayed Convertible Preferred Stock shall have the right to convert such Delayed Convertible Preferred
     Stock on and subject to the following terms and conditions:

              (a) Effective the date beginning three
          years and one day after the Effective Time of the Merger (as defined in the Merger
          Agreement), at the option of the holder of each share of Delayed Convertible Preferred
          Stock, shall be convertible into four fully paid and nonassessable shares of Common Stock of the Corporation, subject to adjustment as hereinafter provided (the "Conversion
          Ratio").

            (b) In order to exercise the conversion
          right, the holder of any shares of Delayed
          Convertible Preferred Stock to be converted shall surrender, the certificate or certificates representing such shares for conversion to an agent designated by the Corporation (the "Agent"), and shall give written notice to such Agent that the holder elects to convert such shares of Delayed
          Convertible Preferred Stock. Such notice shall also state whether any shares of Delayed Convertible Preferred Stock represented by the tendered certificate or certificates, if any, are not to be converted. Any certificate for Common Stock issuable upon conversion of Delayed
          Convertible Preferred Stock, together with any certificate for Delayed Convertible
          Preferred Stock representing the number of unconverted shares, if any ("balance certificate") shall be issued in the same name as the record holder of the certificate for Delayed Convertible Stock tendered for conversion. Certificates for Common Stock and any balance certificates shall not be issued unless the certificate for Delayed
          Convertible Preferred Stock tendered for conversion is duly endorsed by, or accompanied by instruments of transfer in form satisfactory to the Agent duly executed by, the record holder or his duly authorized attorney.

            (c) As soon as practicable after the
          receipt of the certificates representing the shares surrendered for conversion, accompanied by the notice required by subsection (b), the Corporation shall cause to be issued and delivered to the record holder of the shares so surrendered for conversion, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares of Delayed Convertible Preferred Stock and a balance certificate, if any. Such conversion shall be deemed to have been effected on the date on which the Agent shall have received such certificates representing shares of
          Delayed Convertible Preferred Stock.

            (d) The Corporation shall not be required to issue fractional shares of Delayed
          Convertible Preferred Stock or of Common
          Stock or scrip upon conversion of shares of Delayed Convertible Preferred Stock. If certificates representing more than one share of Delayed Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of all shares issuable by the Corporation upon conversion thereof shall be computed on the basis of the aggregate number of shares of Delayed
          Convertible Preferred Stock surrendered for conversion.

            (e) In case the Corporation shall (i)
          declare a dividend, or make a distribution on shares of its Common Stock, in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or
          (iv) make any other change affecting the Common Stock as a class without receipt of consideration, the Conversion Ratio shall be adjusted to the extent necessary to prevent dilution or enlargement of the conversion rights granted to the holders of the Delayed
          Convertible Preferred Stock hereunder.

            (f) In case the Corporation shall merge or consolidate with another corporation or entity whereupon the Corporation shall not be the surviving entity thereof, the Delayed
          Convertible Preferred Stock shall become convertible into the type and number of shares of the surviving entity or property
          (including cash) in the same manner as the Common Stock of the Corporation but otherwise subject to the same terms and conditions provided herein.

            (g) The Corporation shall at all times
          provide, free from preemptive rights, out of its authorized but unissued shares, or out of shares held in its treasury, shares of Common
          Stock into which the outstanding shares of Delayed Convertible Preferred Stock are then convertible sufficient to provide for the conversion thereof. If any shares of Common
          Stock to be provided for the purpose of
          conversion of Delayed Convertible Preferred
          Stock require registration with or approval of any governmental authority under any federal or state law, before such shares may be validly issued upon conversion, then the Corporation covenants that it will in good faith and as expeditiously as possible endeavor to secure such registration or approval as the case may be. The Corporation covenants that all shares of Common Stock which may be issued upon conversion of the Delayed Convertible Preferred Stock will be upon the issuance thereof be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

          6. DISSOLUTION, LIQUIDATION OR WINDING-UP. In the event of any dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of all of the shares of Delayed Convertible Preferred Stock then outstanding shall be entitled to share ratably with the holders of all of the shares of Common Stock then outstanding in the assets of the Corporation remaining after any distribution or payments are made to the Participating
     Preferred Stock or any other class or series of stock of the Corporation with preference over the Common
     Stock. Neither the consolidation nor merger of the Corporation into or with any other corporation, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of any of the provisions of this paragraph.

          "FURTHER RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, authorized and directed to file a Certificate of Designation with the Missouri Secretary of State and to take all other actions necessary or desirable, in their sole discretion, to effect the purposes and intent of the foregoing resolution."

          IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate to be executed by its President and Secretary and affixed the seal of the Corporation this 16th day of March, 1995.

                                H & R Block, Inc.


                                By:   /s/ Thomas M. Bloch
                                   ----------------------------
                                   Thomas M. Bloch, President



                                By:  /s/ James H. Ingraham
                                   ----------------------------
                                   James H. Ingraham, Secretary

(Corporate Seal)

STATE OF MISSOURI  )
                   ) ss
COUNTY OF JACKSON  )

          I, Philip Alan Reicher, a Notary Public, do hereby certify that on this 16th day of March, 1995, personally appeared Thomas M. Bloch, who, being by me first duly sworn, declared that he is the President of H & R Block, Inc., that he signed the foregoing certificate as President of the Corporation, and that the statements therein contained are true.


                                  /s/ Philip Alan Reicher
                                --------------------------------
                                Notary Public

          My appointment or commission expires 8/7/97.



(NOTARIAL SEAL)

"NOTARY SEAL"
Philip Alan Reicher, Notary Public
Jackson County, State of Missouri
My Commission Expires 8/7/97



FILED AND CERTIFICATE
ISSUED
MAR 17 1995
/s/ Rebecca McDowell Cook
SECRETARY OF STATE